Exhibit 10.1

TRANSITION AGREEMENT

This Transition Agreement (the “Agreement”) is made this 2nd day of September, 2020, by ProSight Global, Inc. (“the “Company”) and Frank Papalia (the “Executive”).

WHEREAS, the Executive has informed the Company of his intent to retire from his role as Chief Legal Officer on December 31, 2020, and the Company has requested that the Executive transition his responsibilities to his successor and provide certain services to the Company after such date, and

WHEREAS the parties agree that the Executive shall continue to be employed until the Termination Date (as defined below) in exchange for certain consideration.

NOW, THEREFORE, in consideration of such services and the mutual covenants and promises herein contained, the Company and the Executive hereby agree as follows:

1.         Transition Period and Termination of Employment.

(a)        Effective as of December 31, 2020 (the “Transition Date”), the Executive shall resign from his position as Chief Legal Officer of the Company and its subsidiaries.  From the Transition Date through August 1, 2021 (the “Termination Date”), the Executive shall serve as Senior Legal Advisor of the Company and its subsidiaries.  The period from the Transition Date through the Termination Date shall be referred to as the “Transition Period.”  During the Transition Period, the Executive shall continue to be an employee of the Company and shall faithfully perform the duties set forth in Exhibit A (collectively, the “Duties”) devoting up to ten (10) hours per week to such duties.

(b)        On the Termination Date, the Executive’s employment with the Company and its subsidiaries and affiliates will terminate and the Executive shall be deemed to have resigned from all positions the Executive holds with the Company.  If requested by the Company, the Executive will confirm any such resignations in writing.  For the avoidance of doubt, prior to the Termination Date, the Executive shall be an employee of the Company and shall not provide services to any other person, firm or organization, other than services without compensation to not-for-profit organizations that do not interfere with the Executive’s duties or as otherwise approved by the Company.

2.         2020 Bonus and Transition Period Cash Compensation.

(a)        2020 Bonus.  The Executive shall be paid a minimum cash bonus in respect of the 2020 performance year based on the level of funding of the 2020 performance pool and the Executive’s current target bonus opportunity of $375,000 (i.e., 75% of his current base salary) (the “2020 Cash Bonus”).  The 2020 Cash Bonus shall be paid to the Executive when annual bonuses are paid to similarly situated employees (which is expected to be no later than March 15, 2021), subject to the Executive’s continuous employment through the payment date.  For example, if the 2020 performance pool is funded at 100%, then the Executive shall receive a bonus no less than $375,000, and if the 2020 performance pool is funded at 50%, then the Executive shall receive a bonus no less than $187,500.

(b)        Base Salary.  During the Transition Period, the Executive shall be paid a base salary at an annual rate of $100,000, payable in accordance with the customary payroll practices of the Company as may be in effect from time to time.

(c)        Supplemental Compensation.  In the event the Executive provides (i) more than forty (40) hours per month of services to the Company during the Transition Period, the Executive will provide a report to the CHRO of the Company including such hours and will receive an additional payment following the end of each such month in order to correct the base salary in the amount of $200 per hour but not to exceed a total of $21,000 per month (the “Monthly Supplemental Compensation”), which will be paid to the Executive in the next payroll cycle following the end of the applicable month in accordance with the payroll practices of the Company, and (ii) more than 700 hours of services to the Company during the Transition Period in the aggregate, the Executive will receive an additional bonus equal to 75% of the sum of (x) base salary and (y) aggregate Monthly Supplemental Compensation, in each case paid to the Executive during the Transition Period, which amount will be paid to the Executive in the next payroll cycle following the end of the Transition Period in accordance with the payroll practices of the Company, provided that, in each case, any period of time during the Transition Period for which the Executive is acting, and be compensated, as the Chief Legal Officer in accordance with Section 2(d) hereof shall not be counted for purposes of determining whether any supplemental compensation is due to the Executive in connection with this Section 2(c).

(d)        Continued Chief Legal Officer Service Upon Request.  If a new Chief Legal Officer or General Counsel is not in place by the Transition Date and the Chief Executive Officer of the Company requests that the Executive remain in his Chief Legal Officer or General Counsel role, then the Executive agrees to continue in such role and will be paid based on his existing compensation level immediately prior to the Transition Date until the date on which a new General Counsel or Chief Legal Officer assumes such duties, at which time the Executive will be paid in accordance with Section 2(b) and, if applicable, Section 2(c) for the remainder of the Transition Period.

3.         Treatment of Outstanding Equity Awards and Shares.

(a)        Supplemental RSUs. In connection with the Executive’s transition, the Executive has agreed not to receive any long-term incentive equity awards in respect of 2021.  In exchange therefor and for the other services the Executive has agreed to provide to the Company in connection herewith, subject to Section 4 and the Executive’s continued service to the Company through the Termination Date (or in accordance with the provisions of Section 5) and ongoing compliance with the restrictive covenants set forth in Section 6, the Executive’s Supplemental Restricted Stock Units granted to him on July 25, 2019 in connection with the initial public offering (the “IPO”) of the Company’s common stock (the “Supplemental RSUs”) will not be forfeited on the Termination Date, any service conditions applicable to such Supplemental RSUs will be waived, and the Supplemental RSUs will vest on the applicable Vesting Dates (as defined in the Supplemental RSU Award Agreement).  A copy of the Executive’s Supplemental RSU Award Agreement evidencing the Supplemental RSUs is attached hereto as Exhibit B.

(b)        2019 LTIP Awards. The RSUs and PSUs granted to Executive on July 25, 2019 as the Executive’s annual long-term incentive award in respect of 2019 (the “2019 LTIP Awards”) will, subject to Section 4 and the Executive’s continued service to the Company through the Termination Date (or in accordance with the provisions of Section 5) and ongoing compliance with the restrictive covenants set forth in Section 6, vest pro-rata on the Termination Date as follows: (i) the unvested RSUs for the applicable Award Tranche (as defined in the 2019 RSU award agreement) during which the Termination Date occurs will vest pro-rata based on the period the Executive was employment during the Award Tranche and (ii) the service conditions applicable to the PSUs will be waived and a pro-rated portion of the PSUs will vest on the Vesting Date (as defined in the 2019 PSU award agreement) based on actual performance with the pro-rated amount determined based on the period of the Executive’s employment from July 25, 2019 through the Vesting Date.

(c)        2020 LTIP Awards. The RSAs and PSAs granted to Executive on February 28, 2020 as the Executive’s annual long-term incentive award in respect of 2020 (the “2020 LTIP Awards”) will, subject to the Executive’s continued service to the Company through the Termination Date (or in accordance with the provisions of Section 5), vest pro-rata on the Termination Date in accordance with the retirement vesting provisions set forth in the award agreements governing such 2020 LTIP Awards.

(d)        Shares and Vested RSUs.  For the avoidance of doubt, the Executive will retain the shares of Company common stock he holds outright (subject to any applicable transfer restrictions imposed thereon in connection with the IPO) and his vested RSUs granted prior to the IPO following the Termination Date, which vested RSUs will be settled in accordance with the terms under which they were originally granted.

4.         Release of Claims.  In exchange for the consideration set forth in Sections 3(a) and 3(b) and, if applicable, Section 5(b) of this Agreement, the Executive agrees to sign a general release of claims in favor of the Company, substantially in the form attached hereto as Exhibit C (the “Release”), which Release must be effective within sixty (60) days of the date of the Executive’s termination of employment (the “Release Period”).  The payment (or first payment) of any amounts payable contingent upon the effectiveness of the Release shall be made on the first payroll date following the date that the Release becomes effective; provided, that if the Release Period spans two calendar years or if the Release Period plus the first payroll date following the Release Period spans two calendar years, such payments shall be made in the second calendar year on the first payroll date after the Release becomes effective.

5.         Termination of Employment Before the Termination Date.

(a)        Accrued Amounts.  Upon the Executive’s termination of employment for any reason, the Executive will be entitled to receive (i) base salary earned but unpaid through the date of termination, (ii) any accrued and unpaid employee benefits under any plans or programs of the Company, pursuant to the terms of such plans and (iii) any unreimbursed expenses in accordance with the expense reimbursement policy of the Company (the “Accrued Amounts”).

(b)        Mutually Agreed Termination Before the Termination Date. If the Executive and the Company mutually agree to terminate the Executive’s employment after the

Transition Date but before the Termination Date, subject to Section 4 and the Executive’s continued service to the Company through such mutually agreed termination date and ongoing compliance with the restrictive covenants set forth in Section 6 with respect to the benefits provided in subsections (iv) of this section, the Executive will be entitled to receive (i) the Accrued Amounts, (ii) to the extent not already paid, the 2020 Bonus as set forth in Section 2(a), (iii) any supplemental compensation due under Section 2(c) of this Agreement, and (iv) the vesting in respect of the Supplemental Restricted Stock Award Agreement, the 2019 LTIP Awards and the 2020 LTIP Awards, as described in Sections 3(a), 3(b) and 3(c) of this Agreement, respectively.

(c)        Termination Due to Death or Disability.  In the event of the Executive’s death or disability before the Termination Date, the Executive will be entitled to receive (i) the benefits contained in Section 5(b)(i) through (iii) and (ii) the Executive’s Supplemental RSUs and LTIP Awards will immediately vest in full in accordance with the terms of the Supplemental Restricted Stock Award Agreement and the applicable LTIP award agreements.

(d)        Termination Without Cause or For Good Reason.  In the event the Company terminates the Executive’s employment without Cause (as defined in the 2019 Plan) or Executive resigns his employment for Good Reason (as defined in the 2019 Plan, provided that the Executive agrees that the changes to his position and compensation as agreed hereto in this Agreement shall not constitute “Good Reason”) before the Termination Date, the Executive will be entitled to receive (i) the benefits contained in Section 5(b)(i) through (iii), and (ii) the Executive’s Supplemental RSUs will immediately vest in full in accordance with the terms of the Supplemental Restricted Stock Award Agreement and LTIP Awards will vest pro rata in accordance with the terms of the applicable LTIP award agreements.

(e)        Termination for Cause.  In the event of the Company terminates the Executive’s employment for Cause before the Termination Date, the Transition Period will end, and the Executive will be entitled to receive the Accrued Amounts.  For avoidance of doubt, the Executive will retain all Supplemental RSUs and LTIP Awards that vested prior to the Executive’s termination of employment for Cause.

6.         Restrictive Covenants.

(a)        The Executive affirms that the restrictive covenants set forth in his Supplemental RSU Award Agreement will continue to apply following the termination of his employment in accordance with their terms.

(b)        The Executive further agrees that for the period commencing on the date hereof and ending one (1) year after the termination of the Executive’s employment for any reason, the Executive will not, and will not permit any person or entity with which the Executive is associated, to, without first obtaining the written permission of the Company, directly or indirectly: (a) hold any economic interest in any Competitive Enterprise (other than a passive equity interest of up to 3% in a publicly traded company with a market capitalization of $500 million or more); or (b) manage, control, participate in any way in, consult with or render services to, or otherwise associate with (including as a director, manager, officer, employee, partner, member, consultant, agent or advisor) a Competitive Enterprise.  For purposes of this

Agreement, “Competitive Enterprise” shall mean (i) any enterprise engaged in the business of underwriting insurance in the commercial lines property and casualty market to small and medium-sized enterprises in the United States, (ii) any other business that the Company or any of its Affiliates is materially engaged in as of the date of this Agreement and as the business of the Company and its Affiliates evolves during the Executive’s employment, or (iii) any business of the Company and its Affiliates which Executive managed, controlled or developed during the two year period preceding Executive’s termination of employment with the Company; provided, that Section 6(b) shall apply for a period of two (2) years following the termination of the Executive’s employment for any reason with respect to a Competitive Enterprise in which Joseph Beneducci, Lawrence Hannon or Robert Bailey are employed and the non-solicitation covenant in the Executive’s Supplemental RSU Award Agreement shall apply for a period of two (2) years following the termination of the Executive’s employment for any reason with respect to the Executive’s solicitation of Joseph Beneducci, Lawrence Hannon and Robert Bailey to work at a Competitive Enterprise.

7.         Section 409A.

(a)        Compliance. The intent of the parties is that payments and benefits under this Agreement be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (together with the regulations and guidance thereunder, “Section 409A”); accordingly, to the maximum extent permitted, the Agreement shall be interpreted accordingly. The Parties acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to the Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A. If, however, any such benefit or payment is deemed to not comply with Section 409A, the Company and the Executive agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof) so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved; provided, however, that any resulting renegotiated terms shall provide to the Executive the after-tax economic equivalent of what otherwise has been provided to the Executive pursuant to the terms of this Agreement, and provided further, that any deferral of payments or other benefits shall be only for such time period as may be required to comply with Section 409A. In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on the Executive by Section 409A or any damages for failing to comply with Section 409A.

(b)        Six Month Delay for Specified Employees. If any payment, compensation or other benefit provided to the Executive in connection with the Executive’s employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is a specified employee as defined in Section 409A(2)(B)(i), no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the Executive’s Termination Date (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of termination and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Executive that would not be required to be delayed if the premiums therefor were paid by the Executive, the Executive shall pay the full cost of premiums for such welfare benefits during the six-month period and the Company shall pay the Executive an amount equal to the amount of such premiums paid by the Executive during such six-month period promptly after its conclusion.

(c)        Termination as Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment until such termination is also a “separation from service” within the meaning of Section 409A and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.  As permitted by Treasury Regulation 1.409A-1(h)(1)(ii), 49% shall be substituted in lieu of 20% for the average level of bona fide services performed during the immediately preceding 36 month period in order to constitute a “separation from service.”

(d)        Payments for Reimbursements, In-Kind Benefits. All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which the Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided, however, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(e)        Payments within Specified Number of Days. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(f)        Installments as Separate Payment. If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

8.         Miscellaneous Provisions.

(a)        Withholding Taxes. The Company shall be entitled to withhold from any amounts to be paid or benefits provided to the Executive hereunder any federal, state, local or foreign withholding, FICA contributions, or other taxes, charges or deductions that the Company is from time to time required to withhold.

(b)        Publicity. The Executive shall have the right to review and approve any public announcement of his retirement, including the terms of this Agreement.

(c)        Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflicts of law.  The parties agree that venue is proper in New York.

(d)        Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  In the event of the Executive’s death, all amounts payable hereunder to the Executive that are then unpaid, shall be paid to the Executive’s beneficiary designated by him in writing to the Company or, in the absence of such designation, to the Executive’s estate.

(e)        Entire Agreement.  Other than the Supplemental RSU Award Agreement and the LTIP Award Agreements, this Agreement contains the entire understanding of the parties with respect to the subject matter hereto and supersedes any and all prior agreements, arrangements and understandings, whether written or oral, between the Parties with respect thereto. This Agreement may not be altered or modified other than in a writing signed by the Executive and an authorized representative of the Company.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

PROSIGHT GLOBAL, INC.

By:	/s/ Larry Hannon
Name:	Larry Hannon
Title:	President and CEO

EXECUTIVE

By:	/s/ Frank Papalia
Frank Papalia

EXHIBIT A

DUTIES

•          Assist the Company’s new General Counsel or Chief Legal Officer, as the case may be, in executing his or her duties

•          As requested, advise the CEO and GC/CLO in connection with governance matters, including preparation for board and committee meeting

•          As requested, advise the Chief Claims Officer in connection with the execution of her duties

•          As requested, advise the Company on special projects including financing and M&A activities

•          As requested, advise the CHRO and the HR team on employee benefit plan matters or other employment related matters

•          Other reasonable duties as may be assigned by the President and CEO of the Company

EXHIBIT B

EXECUTIVE’S SUPPLEMENTAL RSU AWARD AGREEMENT

PROSIGHT GLOBAL, INC.

2019 EQUITY INCENTIVE PLAN

2019 SUPPLEMENTAL RESTRICTED STOCK UNIT AWARD AGREEMENT

This 2019 Supplemental Restricted Stock Unit Award Agreement (this “Award Agreement”) evidences an award of time-based restricted stock units (“RSUs”) by ProSight Global, Inc., a Delaware corporation (together with any Subsidiary, and any successor entity thereto, the “Company”), under the ProSight Global, Inc. 2019 Equity Incentive Plan (as amended, supplemented or modified from time to time, the “Plan”). Capitalized terms not defined in the Award Agreement have the meanings given to them in the Plan.

Name of Grantee:	Frank Papalia
Grant Date:	July 25, 2019
2019 Supplemental RSUs:	124,451
Vesting:

The RSUs will vest 25% on the Grant Date, 25% on the two-year anniversary of the Grant Date and 50% on the three-year anniversary of the Grant Date (each such date a “Vesting Date” and each such portion of the award an “Award Tranche”).

The second and third Award Tranche of the RSUs will only vest if the Grantee is and has been continuously Employed by the Company from the Grant Date through the applicable Vesting Date. Any unvested RSUs will be forfeited upon the Grantee’s termination of Employment, except:

A.  Upon the Grantee’s death or Disability, any unvested RSUs will immediately vest; and

B.   Upon the Grantee’s termination by the Company without Cause or by the Grantee for Good Reason, any unvested RSUs will immediately vest.

Payment:

With respect to the first Award Tranche, the Company will deliver to the Grantee one Share (or, at the election of the Company, cash equal to the Fair Market Value thereof) for each vested RSU on February 28, 2020, subject to applicable tax withholding, provided that such delivery shall take place no later than 30 days following any earlier termination of employment described in paragraph A and B above. With respect to each of the second and third Award Tranche, the Company will deliver to the Grantee one Share (or, at the election of the Company, cash equal to the Fair Market Value thereof) for each vested RSU no later than 30 days after the RSU vests, subject to applicable tax withholding (each such date the Shares are so delivered with respect to an Award Tranche, a “Payment Date”).
Dividend Equivalent Rights:

On a Payment Date, the Company will pay to the Grantee a cash amount equal to the product of (1) all cash dividends or other distributions (other than cash dividends or other distributions pursuant to which the RSUs were adjusted pursuant to Section 1.6.3 of the Plan), if any, paid on a Share from the Grant Date to such Payment Date and (2) the number of Shares delivered to the Grantee on such Payment Date (including for this purpose any Shares which would have been delivered on such Payment Date but for being withheld to satisfy tax withholding obligations).

Restrictive Covenants:

Grantee will be subject to the restrictive covenants set forth in Exhibit A, provided that if Grantee is subject to restrictive covenants pursuant to an Employment Agreement (as defined below), the restrictive covenants set forth in the Employment Agreement shall apply.

All Other Terms:	As set forth in the Plan.

The Plan is incorporated herein by reference. Except as otherwise set forth in the Award Agreement, the Award Agreement and the Plan constitute the entire agreement and understanding of the parties with respect to the RSUs. In the event that any provision of the Award Agreement is inconsistent with the Plan, the terms of the Plan will control. Except as specifically provided herein, in the event that any provision of this Award Agreement is inconsistent with any employment agreement or similar agreement between the Grantee and the Company (“Employment Agreement”), the terms of the Employment Agreement will control.

By accepting this award, the Grantee agrees to be subject to the terms and conditions of the Plan and Award Agreement.

This Award Agreement may be executed in counterparts, which together will constitute one and the same original.

IN WITNESS WHEREOF, the parties have caused this Award Agreement to be duly executed and effective as of the Grant Date.

ProSight Global, Inc.

By:	/s/ Frank Bosse
Name:	Frank Bosse
Title:	Chief Human Resources Officer

/s/ Frank Papalia

Frank Papalia

EXHIBIT A

RESTRICTIVE COVENANTS

Grantee agrees to comply with the following covenants:

1.1         Unauthorized Disclosure.

(a)  Company Information. The Grantee agrees that during the Grantee’s employment and thereafter, to hold in the strictest confidence, and not to use, except for the benefit of the Company and its affiliates, or to disclose to any person, firm or corporation without written authorization of the Board, any Company Confidential Information (as defined below), except, in all cases, as otherwise required by applicable law, regulation or legal process. The Grantee understands that “Company Confidential Information” means any of the following applicable to the Company and its affiliates: information that relates to the actual or anticipated business, research or development of the Company, or to the Company’s technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s products or services and markets therefor, customer or client lists and customers (including, but not limited to, customers or clients of the Company on which the Grantee called or with which the Grantee may become acquainted during the Grantee’s employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information; provided, however, that Company Confidential Information does not include any of the foregoing items to the extent the same have become publicly known and made generally available through no wrongful act of the Grantee or of others. The Grantee acknowledges the highly confidential nature of information regarding the Company’s customers, affiliates, sub-affiliates, employees, agents, independent contractors, suppliers and consultants and agrees that during the Grantee’s employment and thereafter, the Grantee shall not use or allow a third party to use the Company Confidential Information or Associated Third Party Information (as defined below) to directly or indirectly (i) hire, solicit, recruit, or induce to leave the employ the Company any employee, agent, independent contractor or consultant of the Company, (ii) to solicit the business of any clients or customers of the Company (other than on behalf of the Company) or (iii) encourage to terminate or alter any relationship between the Company and any customer, affiliate, sub-affiliate, employee, agent, independent contractor, supplier, consultant or any other person or company.  Notwithstanding anything to the contrary in this Agreement or otherwise, nothing in this Agreement or in any other agreement with or policy of the Company shall be applied or construed in a manner which limits or interferes with the Grantee’s rights under applicable law, without notice to or authorization of the Company, to communicate and cooperate in good faith with any self-regulatory organization or U.S. federal, state, or local governmental or law enforcement branch, agency, commission, or entity (collectively, a “Government Entity”) or the purpose of (i) reporting a possible violation of any U.S. federal, state, or local law or regulation, (ii) participating in any investigation or proceeding that may be conducted or managed by any Government Entity, including by providing documents or other information, or (iii) filing a charge or complaint with a Government Entity, provided that in each case, such communications, participation, and disclosures are consistent with applicable law.  The Grantee is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code, known as the Defend Trade Secrets Act, provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to the Grantee’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.  All disclosures and activities permitted under this Section 1.1(a) are herein referred to as “Protected Activities.”  Notwithstanding the foregoing, under no circumstance will Grantee be authorized to disclose any Confidential Information as to which the Company may assert protections from disclosure under the attorney-client privilege or the attorney work product doctrine, without prior written consent of the Company’s General Counsel or other authorized officer designated by the Company.

(b)  Former Employer Information. The Grantee agrees that during his or her employment the Grantee will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former employer or other person or entity. Grantee further agrees that the Grantee will not bring onto the premises of the Company or transfer onto the Company’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any such employer, person, or entity unless consented to in writing by both the Company and such employer, person, or entity.

(c)  Third-Party Information. The Grantee recognizes that the Company may have received and in the future may receive from third parties associated with the Company, e.g., the Company’s customers, clients, suppliers, licensors, licensees, partners, or collaborators (“Associated Third Parties”), their confidential or proprietary information (“Associated Third Party Confidential Information”).  By way of example, Associated Third Party Confidential Information may include the habits or practices of Associated Third Parties, the technology of Associated Third Parties, requirements of Associated Third Parties, and information related to the business conducted between the Company and such Associated Third Parties.  The Grantee agrees at all times during the Grantee’s employment and thereafter to hold in the strictest confidence, and not to use or to disclose to any person, firm, or corporation, any Associated Third Party Confidential Information, except as necessary in carrying out the Grantee’s work for the Company consistent with the Company’s agreement with such Associated Third Parties or as otherwise required by applicable law, regulation or legal process.

1.2         Non-Solicitation.  During the period commencing on the date hereof and ending one (1) year after the termination of the Grantee’s employment, the Grantee will not, and will not permit any person or entity with which the Grantee is associated to, without first obtaining the written permission of the Board, directly or indirectly:

(a)  solicit, except in the normal course of business on behalf of the Company, any of the Company’s customers, clients, employees, non-employee insurance agents, brokers or producers (or individuals who were employees, non-employee insurance agents, brokers or producers within six months of the Grantee’s solicitation) to, as applicable, limit, or cease their business relationships with, or leave their employment or limit their services to, the Company, or attempt to solicit the Company’s customers, clients,  employees, non-employee insurance agents, brokers or producers , either for the Grantee or for any other person or entity; or

(b)  hire any person who is, or at any time within the twelve (12) month period prior to the termination of the Grantee’s employment was, an employee, independent contractor or consultant of the Company or its affiliates (other than on behalf of the Company or its affiliates), and who reported to or otherwise interacted with the Grantee during Grantee’s employment.

1.3         Returning Company Documents. Upon termination of employment or on demand by the Company during Grantee’s employment, the Grantee shall immediately deliver to the Company, and shall not keep in the Grantee’s possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Company Confidential Information, Associated Third Party Confidential Information, as well as all devices and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment, and other electronic devices), Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property, and reproductions of any and all of the aforementioned items that were developed by the Grantee pursuant to the Grantee’s employment with the Company, obtained by the Grantee in connection with the Grantee’s employment with the Company, or otherwise belonging to the Company, its successors, or assigns.

EXHIBIT C

GENERAL RELEASE OF ALL CLAIMS

This General Release of all Claims (this “Agreement”) is entered into by Frank Papalia (“Executive”) on [•] (the “Effective Date”).

In consideration of the promises set forth in the Transition Agreement among Executive and ProSight Global, Inc. (the “Company”) dated •, 2019, as amended from time to time (the “Transition Agreement”), as well as any promises set forth in this Agreement, Executive and the Company agrees as follows:

(1)       Executive’s General Release and Waiver of Claims

For purposes of this Agreement, the “Released Parties” means, individually and collectively, the Company, its parent, subsidiary, and affiliated companies, GS Capital Partners VI Fund, L.P., and its subsidiaries and affiliated funds, TPG Partners VI, L.P. and its direct and indirect parent companies, subsidiaries and affiliates, including affiliated investment funds and management companies, and each of such entities’ successors, assigns, current or former employees, officers, directors, owners, shareholders, representatives, administrators, fiduciaries, agents, insurers, and employee benefit programs (and the trustees, administrators, fiduciaries and insurers of any such programs).

Except as provided in the next paragraph, in consideration of the payments made and to be made, and benefits provided and to be provided, to Executive pursuant to the Transition Agreement, Executive hereby unconditionally and forever releases, discharges and waives any and all actual and potential claims, liabilities, demands, actions, causes of action, suits, costs, controversies, judgments, decrees, verdicts, attorneys’ and consultants’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, other than the Excluded Obligations (as defined below) (the “Released Claims”) against the Released Parties. The Released Claims include any and all matters relating to Executive’s employment including, without limitation, claims or demands related to salary, bonuses, commissions, stock, equity awards, or any other ownership interest in the Company or any of their affiliates, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims for discrimination based upon race, color, sex, creed, national origin, age, disability or any other characteristic protected by federal, state or local law or any other violation of any Equal Employment Opportunity Law, ordinance, rule, regulation or order, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act; claims under the Employee Retirement Income Security Act of 1974, as amended; the Equal Pay Act; the Fair Labor Standards Act, as amended; the Family and Medical Leave Act of 1993, as amended; the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), the New York State Human Rights Law, the New York Labor Law, the New York State Civil Rights Law, the New York City Human Rights Law, New Jersey Law Against Discrimination, New Jersey

Conscientious Employee Protection Act, The New Jersey Family Leave Act, The New Jersey Wage Payment Law, The New Jersey Wage and Hour Law, The New Jersey Equal Pay Act, retaliation claims under the New Jersey Workers’ Compensation Law, or the laws of any country governing discrimination in employment, the payment of wages or benefits, or any other aspect of employment. The Released Claims also include claims for wrongful discharge, fraud or misrepresentation under any statute, rule or regulation or under the common law and any other claims under the common law.

Notwithstanding the foregoing, Executive does not release, discharge or waive any claims related to (1) rights to payments and benefits provided under the Transition Agreement that are contingent upon the execution by Executive of this Agreement, (2) any vested equity interest in the Company or an affiliate, (3) rights under the ProSight Global, Inc. Stockholders Agreement, dated July 29, 2019, and any equity ownership agreement, (4) rights to any vested benefits or rights under any health and welfare plans or other employee benefit plans or programs sponsored by the Company or an affiliate (including by way of example and without limitation, the Executive’s right to pursue a claim for benefits under the Company’s or an affiliate’s group health plan with respect to a claim arising prior to the date of this Agreement), (5) rights as an equity holder of the Company or an affiliate, (6) rights to be indemnified and/or advanced expenses under any corporate document of the Company or an affiliate, any agreement or pursuant to applicable law or to be covered under any applicable directors’ and officers’ liability insurance policies, (7) any claim or cause of action to enforce the Executive’s rights under this Agreement, (8) any right to receive an award from a government agency under its whistleblower program for reporting in good faith a possible violation of law to such government agency, (10) any recovery to which Executive may be entitled pursuant to applicable workers’ compensation and unemployment insurance laws, (11) Executive’s right to challenge the validity of the waiver and release of ADEA claims, and (12) any right where a waiver is expressly prohibited by law (the “Excluded Obligations”).

(2)       Executive’s Release and Waiver of Claims Under the Age Discrimination in Employment Act

Executive acknowledges that the Company hereby advised Executive to consult with an attorney of Executive’s choosing, and through this Agreement advise Executive to consult with Executive’s attorney with respect to possible claims under the ADEA, and Executive acknowledges that Executive understands that the ADEA is a federal statute that prohibits discrimination, on the basis of age, in employment, benefits and benefit plans. Executive wishes to knowingly and voluntarily waive any and all claims under the ADEA that Executive may have, as of the Effective Date, against the Released Parties, and hereby waives such claims. Executive further understands that, by signing this Agreement, Executive is in fact waiving, releasing and forever giving up any claim under the ADEA against the Released Parties that may have existed on or prior to the Effective Date. Executive acknowledges that the Company has informed Executive that Executive has, at his or her option, at least twenty-one (21) days following the Effective Date in which to sign the waiver of this claim under ADEA, which option Executive may waive by signing this Agreement prior to the end of such twenty-one (21) day period. Executive also understands that Executive has seven (7) days following the date on which Executive signs this Agreement within which to revoke the release contained in this paragraph, by providing to the Company a written notice of Executive’s revocation of the release and waiver contained in this paragraph. Executive further understands that this right to revoke the release contained in this paragraph relates only to this paragraph and does not act as a revocation of any other term of this Agreement.

(3)       Proceedings

Executive has not filed, and agrees not to initiate or cause to be initiated on Executive’s behalf, any complaint, charge, claim or proceeding against the Company or any other Released Party before any local, state or federal agency, court or other body relating to the Released Claims (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. Executive waives any right Executive may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.  For the avoidance of doubt, this Section 3 shall not apply to the Excluded Obligations.

(4)       Remedies

If Executive initiates or voluntarily participates in any Proceeding, or if Executive fails to abide by any of the terms of this Agreement or the restrictive covenants contained in the Transition Agreement, or if Executive revokes the ADEA release contained in Section 2 of this Agreement within the seven (7)-day period provided under Section 2, the Company may, in addition to any other remedies they may have, reclaim any amounts paid to Executive under the termination provisions of the Transition Agreement or terminate any benefits or payments that are subsequently due under the Transition Agreement and are payable based on Executive executing this Agreement, without waiving the release granted herein. Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of Executive’s post-termination obligations under the Transition Agreement or Executive’s obligations under Sections 1, 2 and 3 of this Agreement would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law, in equity or under this Agreement, upon adequate proof of Executive’s violation of any such provision of this Agreement, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual or consequential damage or the necessity of posting a bond. This provision shall not adversely affect any rights Executive may have under the ADEA.

Executive understands that by entering into this Agreement Executive will be limiting the availability of certain remedies that Executive may have against the Company and limiting also Executive’s ability to pursue certain claims against the Company.

(5)       Severability Clause

In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.

(6)       Non-admission

Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Executive, the Company or any of the Released Parties.

(7)       Governing Law

The validity, interpretation, construction and performance of this Agreement and disputes or controversies arising with respect to the transactions contemplated herein shall be governed by the laws of the State of New York, irrespective of New York’s choice-of-law principles that would apply the law of any other jurisdiction.

EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS AGREEMENT AND THAT EXECUTIVE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT EXECUTIVE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF EXECUTIVE’S OWN FREE WILL.

IN WITNESS WHEREOF, the Executive has executed this Agreement as of the date set forth below (or, if Executive does not include a date under Executive’s signature line, the date set forth shall be the date this Agreement, signed by Executive, is received by either of the Company).

EXECUTIVE

Name:	Frank Papalia
Address:	225A Milbank Ave.
Greenwich, CT 06830

Dated:
(signed by Employee) (received by Company)

[Signature Page to General Release]